Exhibit 99.1

Sparton Corporation

Fiscal 2013 First Quarter Financial Results

November 7, 2012

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2013 first quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2013 first quarter financial results, provide an update on the status of our liquidity and capital resources, provide an overview on the planned acquisition of Onyx, and provide a brief update on the remainder of fiscal 2013. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 12:00pm ET.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2013 first quarter call.

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{Slide 4 – 1st Quarter Highlights}

Today, we will begin by reviewing our first quarter performance highlights:

•	We were awarded 14 new business programs during the quarter with estimated future annualized revenue of $13.4 million.

•	Quarter end sales backlog of approximately $156.1 million was a 6% increase over the previous quarter and a 7% increase over a year ago.

•	The Medical business continued sales growth of 2.2% and gross profit percentage improvement to 14.9% as compared to 13.2% in the prior year quarter.

•	The Company’s revolving credit facility was amended and extended in July 2012.

{Slide 5 – 1st Quarter Consolidated Financial Results}

I would now like to review our first quarter consolidated performance.

Fiscal 2013 first quarter operating income was $1.3 million and net income was $953,000 or $0.09 per share, versus operating income of $2.4 million and net income of $1.5 million or $0.15 per share, for the first quarter of fiscal 2012.

Our consolidated first quarter revenue was $49.0 million, decreasing 5% or $2.8 million from the same period in the prior year. This decrease is mainly due to the timing of U.S. Navy lot deliveries from our DSS business as well as a $1.3 million shift of known demand within our CS segment from the first fiscal quarter into the remainder of fiscal 2013. While we anticipated that sonobuoy sales to foreign governments would be minimal this quarter, we expected our U.S. Navy sonobuoy sales to be higher than what was achieved. The Company had two sonobuoy lots fail under suboptimal environmental conditions which were outside of the product’s design

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specifications at the Navy test range in the final weeks of September 2012. While these lot failures unfavorably impacted current year first quarter revenues by approximately $3.5 million, it is anticipated that these lots will be accepted by the Navy in the Company’s fiscal 2013 second quarter with revenues being recognized at that time.

Our gross profit in the first quarter of fiscal 2013 was $7.2 million or 14.7% compared to $8.3 million or 16.1% in the first quarter of fiscal 2012, reflecting decreases in the Company’s DSS segment due to the anticipated decrease in foreign sonobuoy sales in the current year quarter, offset by a 1.7% margin percentage increase in the Medical segment.

Selling and administrative expenses remained flat at $5.5 million in the fiscal 2013 first quarter as compared to $5.4 million in the prior year first quarter.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 6 – Medical Operating Results}

Medical sales increased approximately $0.6 million in the three months ended September 30, 2012 as compared with the same quarter last year. Reflected within the increase is $3.2 million of increased sales to this business unit’s largest customer, reflecting expanded demand for its

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programs and additional refurbishment service revenue which began in the second half of fiscal 2012. Additionally reflected in the increase is $1.4 million of incremental sales to another customer to meet increased demand for its product in both the U.S. and Japan. Partially offsetting these increases were decreased sales to three customers totaling $4.0 million dollars with decreased sales to one customer reflecting the dual sourcing of certain of its programs with the Company during fiscal 2012. Decreased sales to the remaining two customers reflect these customers’ disengagements during fiscal 2012.

The gross profit percentage on Medical sales increased to 14.9% from 13.2% for the three months ended September 30, 2012 and 2011, respectively. This improvement in margin on Medical sales reflects certain favorable product mix between the two periods and increased capacity utilization at the Strongsville, Ohio facility.

{Slide 7 – Complex Systems Operating Results}

Excluding an increase in intercompany sales of $1.1 million, Complex Systems sales to external customers for the three months ended September 30, 2012 decreased $1.3 million as compared with the same quarter last year, primarily reflecting decreased sales to one customer, which delayed certain of its orders into future quarters. Five new programs were won from existing customers during the first quarter with estimated future annualized revenue of $1.7 million and Complex Systems finished the quarter with its highest backlog in three years at $37.3 million.

The gross profit percentage on Complex Systems sales increased to 8.9% for the three months ended September 30, 2012 compared to 8.7% for the three months ended September 30, 2011. The quarter over quarter comparison primarily reflects favorable product mix, partially offset by lower capacity utilization at the Company’s Vietnam facility in the current year quarter.

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{Slide 8 – DSS Operating Results}

DSS sales decreased approximately $2.1 million in the three months ended September 30, 2012 as compared with the same quarter last year, reflecting decreased sonobuoy sales to foreign governments which can fluctuate from quarter to quarter, partially offset by increased U.S. Navy sonobuoy production and engineering sales and increased digital compass sales in the current year quarter.

The gross profit percentage on DSS sales decreased to 14.6% for the three months ended September 30, 2012 compared to 23.8% for the three months ended September 30, 2011. Gross profit percentage was unfavorably affected in the current year quarter by a significant decrease in foreign sonobuoy sales and increased overhead expenses, partially offset by the positive impact from increased digital compass sales as compared to the prior year quarter.

{Slide 9 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at September 30, 2012 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.6 million. During the quarter ended September 30, 2012, the Company made total principal and interest payments of less than $0.1 million. Our debt to equity ratio on September 30, 2012 was at .02 to one.

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As of September 30, 2012, the Company had approximately $43 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in July 2012 by PNC Bank, National Association.

Summarizing our cash flows for the fiscal year ended September 30, 2012, operating activities used $2.6 million of net cash flows. Excluding changes in working capital, operating activities provided $1.8 million in the first quarter of fiscal 2012, reflecting the Company’s relative operating performance during the period. Working capital used $4.4 million of net cash flows in the first quarter, primarily reflecting increased inventory, reduced accounts payable and accrued expenses and funding of production related to U.S. Navy contracts during the year in excess of advance billings received, partially offset by decreased accounts receivable.

Finally, cash flows used in investing and financing activities in the quarter ending September 30, 2012 totaled $1.1 million and $0.2 million, respectively.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

{Slide 10 – Onyx}

On Friday, November 2, 2012, Sparton signed a definitive agreement to acquire Onyx EMS, LLC in a $43.25 million all-cash transaction, subject to certain post-closing adjustments. Onyx’s trailing twelve month revenue as of our fiscal year ending June 30, 2012 was $50 million with an 18% gross margin.

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With sites in both Watertown, South Dakota and Minneapolis, Minnesota, Onyx primarily manufactures medical devices for OEM and emerging technology companies, including products for cardiovascular diagnostics, hearing assistance, patient temperature and warming, point-of-care diagnostics, and surgical equipment used in intraosseous medicine. The Company also has a presence in the industrial market providing products such as precision measurement instruments for monitoring air quality and pollution, commercial fire and smoke alarm systems, sensing tools, test fixtures, and complex LED assemblies.

The addition of Onyx meets the criteria of our growth strategy by providing further expansion regionally into the Minneapolis medical device corridor, diversifying our customer base through both existing programs and a strong business development pipeline, and to continue to increase the number of complex sub-assembly and full device programs within Sparton. Additionally, Onyx brings solid, long-term customer relationships that will utilize Sparton’s expanded list of service offerings such as our low cost country footprint in Viet Nam and full design engineering capabilities.

We expect this acquisition to be accretive to earnings within our current fiscal year and the addition of the Onyx management team and its skilled workforce will further strengthen our business development efforts to support our organic growth initiatives.

The transaction is expected to close within 30 days and be funded through Sparton’s existing cash balances and borrowings under a new $65 million credit facility with an increase option of

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up to $100 million which is currently being finalized with BMO Harris Bank N.A. The credit facilities will be available for working capital, additional acquisitions and general corporate purposes.

{Slide 11 – Fiscal 2013 Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the remainder of fiscal 2013.

As Sparton continues to implement its strategic growth plan, we plan to meet our growth expectations by focusing on new business development, internal product research and development, and complementary and compatible acquisitions.

We will focus on sustained profitability by continuing the improve margins in Complex Systems, increase capacity utilization, improve the working capital turnover, and continue to deploy the Sparton Production System throughout the company.

Lastly, we will work with the management team at Onyx to integrate and share best practices between each company in the coming months.

As in the past, we will be presenting at various investor and trade show conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are a presentation and investor meetings at:

•	Southwest IDEAS Investor Conference in Dallas on November 14th with investor meetings that previous day,

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•	Sidoti’s semi-annual Micro-Cap Conference on January 7, 2013 at New York City’s Grand Hyatt Hotel, and

•	CJS Securities annual investor “New Ideas” conference with the nation’s top institutional funds on January 13, 2012.

We continue to be optimistic with the outlook that both the second quarter and the remainder of the fiscal year will outpace fiscal 2012 results.

We are also pleased to have Onyx joining the Sparton family and look forward to the efficient integration of this business as we expect this acquisition to improve profitability and enhance shareholder value.

Thank you for your continued support.

{Slide 12 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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